FBR & CO.

TRANSCRIPT Q3 2014

Operator

Good day ladies and gentlemen and welcome to the FBR & Co. Third Quarter 2014 Earnings Conference Call. At this time all participants are in the listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time.

As a reminder, this conference call is being recorded. I would now like to turn the conference over to Shannon Hawkins, Senior Vice President. Please begin.

Shannon Hawkins - FBR & Co. - Senior Vice President Corporate Communications

Thank you and good afternoon. This is Shannon Hawkins, Senior Vice President of Corporate Communications for FBR. Before we begin this afternoon's call, I would like to remind everyone that statements concerning expectations, future performance, developments, events, market forecasts, revenues, expenses, earnings, run rates and any other guidance on present or future periods constitute forward-looking statements.  These forward-looking statements are subject to a number of factors, risks and uncertainties that might cause actual results to differ materially from stated expectations or current circumstances.  These factors include, but are not limited to, the demand for securities offerings, activity in secondary securities markets, interest rates, the realization of gains and losses on principal investments, available technologies, competition for business and personnel, and general, economic, political and market conditions.

Additional information concerning these factors that could cause results to differ materially is contained on FBR's annual report on Form 10-K, quarterly report on Form 10-Q and in current reports on Form 8-K.

Joining us on today's call is Brad Wright, Chief Financial Officer of FBR. I'll now turn the call over to Rick Hendrix, Chairman and Chief Executive Officer.

Rick Hendrix - FBR & Co. - Chairman, CEO

Thank you Shannon and good afternoon and thank you everyone for joining us.

As a quick summary of the third quarter, a highlight was that we continued to make progress in the expansion of our cash equities business despite continued declines in market volumes.  In investment banking, we were less active than in recent quarters as weakness in small-caps and a return of market volatility late in the quarter created headwinds for completion of certain deals.  And importantly, from a capital allocation perspective, we continued our efforts toward maximizing long term value as we completed a self tender for 1.2 million shares, our sixth self tender in the last three years.

Overall, net earnings were $3.5 million or $0.31 per diluted share for the third quarter of 2014, which compares to $6.4 million or $0.48 per diluted share in the third quarter of 2013, and $7.0 million or $0.58 per diluted share last quarter.

Pretax operating income was $3.3 million for the quarter compared to $3.1 million in the third quarter last year and $9 million in the previous quarter.

Our pretax operating margin was 8% for the quarter, compared to 9% and 16% in last year’s third and this year’s second quarter, respectively.  This quarter’s margin was negatively impacted by elevated investment banking transaction expenses which I will touch on further in a moment.    For the first nine months of this year, our operating margin was 14% compared to 24% for the nine months ended September 2013 – a reflection of the operating leverage in our business model at different levels of revenue.

For the third quarter of 2014, net revenue totaled $42.1 million compared to $34.1 million in the third quarter of 2013 and $57.1 million in the most recent quarter.  Quarter-end headcount was 307 and revenue per head for the trailing twelve months was $660,000.

Investment banking revenue was $29.3 million this quarter compared to $19.6 million in the third quarter of 2013 and $35.8 million in the second quarter of this year.  As we talk about frequently, our investment banking revenues are volatile, given our unique focus, for a firm our size, on large, lead-managed underwriting business. I think it’s clear that, as a result, the best way to evaluate our investment banking performance is over a full year rather than quarter by quarter.  Through September 30th of this year, we have completed six 144A transactions.  That is in the range, in terms of the number of deals that we would typically view as good for a full year.  However, this year those deals on average have been smaller than the average size transactions we have executed over the last few years.  Obviously, smaller deal size generates lower revenue, and, as a result, deal expenses that are proportionally higher relative to revenue.  Over the course of a year, we would expect that transaction related expenses would fall in the range of 6-9% of investment banking revenue, but, this quarter average deal size contributed to higher than normal expenses of approximately 12%.  Looking forward, our banking business is well positioned from a pipeline perspective and we expect to be active with both IPO’s and 144A’s in the coming quarters.

Institutional brokerage contributed $11.9 million of revenue in the third quarter compared to $13.2 million in the third quarter of last year and $14.6 million in the second quarter of this year.  Our cash equities revenue was up 7% year-over-year despite overall market volumes being down almost 2%.  This represents our sixth consecutive quarter of year-over-year increases.  This consistent progress and substantial market share gains are related in large part, to the increase in research, sales, and trading resources we are providing to our clients.  As an example, in research alone, we have increased our number of publishing analysts by 35% from 23 to 31 in the last twelve months and increased the number of companies under coverage by 40% to 505 over that same period.

Also in the quarter, we completed the acquisition of a securities lending business.  The acquisition price is structured primarily on an earn-out basis over the first 18 months of operations.  The goodwill and intangibles of $5.1 million that appear on our quarter end balance sheet reflect our best estimate of payments that will result from the terms of our purchase. This business is immediately accretive to both our operating margin and earnings per share.

Our commitment to a lean expense profile is a perpetual focus and our non-compensation fixed expenses totaled $10.0 million for the quarter, compared to $11.0 and $10.9 million in the third quarter of 2013 and second quarter of 2014, respectively.  This level of fixed cost gives us confidence that we can remain profitable in most revenue environments which is best evidenced by our consistent profitability over the last eight quarters.  Continued expense discipline will also allow us to confidently make investments in the franchise and manage our strong capital base in ways that we believe will increase long term value to clients and shareholders.

We are currently in the midst of completing our move into new headquarters here in Arlington, Virginia.  While the move will cause a roughly $1 million increase in our fourth quarter costs, we expect to see a decrease of around 5% year-over-year in our occupancy costs beginning in 2015.

Our effective tax rate was negative for the quarter leaving us with a year-to-date rate of 24% through September 30.  The Company continues to benefit from the use of previously reserved tax assets related to capital loss carry-forwards and our year-to-date tax rate reflects our current estimate of the full year rate.

As I mentioned earlier, we successfully completed a buyback of Company shares on August 20, purchasing a total of 1.2 million shares at $28.00 per share for $33.6 million.  This buyback reduced our outstanding share count by approximately 11%.  Since the beginning of 2010, the Company has repurchased 9 million shares – representing over 50% of the share count at the beginning of that timeframe.  The Company has returned $166 million to shareholders through these repurchases and reduced overall shares outstanding to 9.4 million.   Going forward, we intend to continue to aggressively execute capital allocation strategies that maximize long term value for shareholders.  As of September 30, we have a remaining repurchase authorization of 953,000 shares and we anticipate fully utilizing this authorization over the next several quarters.

Total shareholders' equity was $270.1 million as of the end of the quarter and as of September 30, tangible book value per share was $28.10.  We will continue to balance our capital management objectives with the need to maintain a strong and liquid balance sheet supporting our operating businesses in all possible market environments.

While we are pleased with our more consistent performance over the last few years, we remain focused on continuing to improve the value we deliver to clients which is the key driver of our long term success.  The recent investments in our team and capabilities should allow us to increase revenue per employee, a key metric for our business, as clients continue to respond to our enhanced resources and execution capabilities. These anticipated productivity increases combined with our efficient operating platform should help us expand our operating margins and returns on equity in coming quarters.

Thank you.  Operator, please open the call up for questions.

Operator

Thank you. We have a question from Alex Paris of Barrington Research. Your line is open.

Alex Paris - Barrington Research Assoc. Inc - Analyst

Hey guys, how are you doing?

Rick Hendrix

Good Alex, how are you?

Alex Paris

Good, I've got Joe Janssen here with me. We just have a couple of quick questions.

Joe Janssen - Barrington Research Assoc. Inc - Analyst

Real quick, maybe we can just drill in on the banking side of the equation and just kind of talk about the 144a and, you know, any insight we can get into --

Alex Paris

First of all, it was a great quarter in terms of capital raising and advisory though it was below what we thought it would be and I think that might have something to do with our expectations of a closed transaction in Q2 that was going to flow into Q3. To Joe's point, how did that break out in Q3?

Rick Hendrix

So the closed transaction from the second quarter in those revenues did flow into Q3 and we completed one other big private placement in the quarter but we had a couple of deals late in the quarter that did not get done and I think we talked about the fact that we had some work in our energy sector that we were focused on for the third quarter and given what was going on with energy prices at the time and sort of the general state of the market particularly for small caps those deals struggled and I expect that we will, sometime in the not too distance future be looking at executing those again. But we definitely had a couple of transactions that we had viewed as third quarter executions that did not get done.

Alex Paris

Got ya, and then just moving on to the line item of institutional brokerage, generally speaking below our expectation; down a little bit year-over-year if you include both principal transactions and agency commissions. What else is in there? You know, you obviously said cash equities was up and that's impressive given the environment but what else is in those line items that resulted in a decline year-over-year?

Rick Hendrix

Sure so the pieces that were down year-over-year really convertibles, credit and options and all three of those lines were down. You know, I would say that our businesses are small enough in those sectors that both up and down we're not necessarily going to follow the market, in certain cases we will, but we have very, very small market share there and we just had some specific issues inside of the convertible business and credit business in particular that led those to be particularly weak this quarter. I don’t necessarily anticipate that that's going to continue and those numbers have a lot of volatility in them off of small bases.

Alex Paris

Just a couple of bookkeeping items, what was the quarter ending shares?  -- oh, I think you have it in the press release, 9.43?

Rick Hendrix

Exactly..ER 23, 2014 / 8:15PM, FBRC - Q3 2014 FBR & Co Earnings Call

Alex Paris

Yeah, so that's quarter ended that's not average, that's the quarter ending shares?

Rick Hendrix

That's quarter end, right.

Alex Paris

Okay, good. And then can you just tell me a little bit about the tax rate again? You used a much lower tax provision in the third quarter to bring the nine-month down to about 24% and 24% is your best guestimate of what full-year tax rate will be, right?

Rick Hendrix

Correct.

Alex Paris

Okay and then why so low? You're lower than we had expected, you know, we were kind of modeling 30% for the year. What occurred to make that -- you had net operating loss carry-forwards?

Rick Hendrix

We don’t really have operating loss carry-forwards any longer but we do have capital loss carry-forwards and so there's a component of capital gains in our earnings that are sheltered by those loss carry-forwards and the real reason that our estimated rate is now lower than it was previously is that third quarter earnings were lower on an operating basis than we had been forecasting because, as I mentioned, we had a couple of banking deals that slipped out of the quarter.

So based on where we sit today and looking through the end of the year, you know, our best estimate right now is 24%.

Alex Paris

Okay, good, that’s helpful. We'll get back in the queue. Thanks a lot guys.

Rick Hendrix

Sure.14 / 8:15PM, FBRC - Q3 2014 FBR & Co Earnings Call

Rick Hendrix

Operator, if there are no further questions we'll wrap up and I want to thank everybody for joining us and we'll talk to you after the end of the fourth quarter and end of the year.

Operator

Thank you, ladies and gentlemen, this concludes today's conference.